EXHIBIT 10.7
                        Cool Luc, L.L.C.
                   Exclusive License Agreement

1. Introduction.

This Exclusive License Agreement (the "Agreement") is made this 1st day of November, 2002, between COOL LUC, L.L.C. (referred to as "Licensor" and/or "COOL"), an Illinois limited liability company doing business at 1987 Quincy Court, Glendale Heights, Illinois 60139, and STAR BEVERAGE, INC. (referred to as "Licensee" and/ or "STAR"), a Nevada corporation doing business at 4560 S. Decatur Blvd., Suite 204, Las Vegas, Nevada 89103.

2. The Property

The Property refers to all proprietary rights, including but not limited to copyrights, trade secrets, business methods, formulas, research data, know-how and specifications related to COOL as well as any trademark rights and associated good will. (Exhibit
A).

3. Licensed Products.

Licensed Products are defined as any products or services sold by Licensee that incorporates the Property.

4. Grant of Rights.

Licensor grants to Licensee an exclusive license to make, use and sell the Property solely in association with the manufacture, sale, use, promotion or distribution of the Licensed Products.

5. Sublicense.

Licensee may sublicense the rights granted pursuant to this agreement. Licensee shall give written notice to Licensor of any sublicense.

6. Reservation of Rights.

Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement. However, in the event STAR pays COOL the cumulative sum of $1,000,000 under the terms of this agreement within five (5) years from the Effective Date, COOL shall irrevocably assign and sell to STAR the property and trademarks identified in "Exhibit A" hereto. Said assignment and sale shall maintain the definition of "Territory and Market" as defined herein and COOL shall be allowed to market and sell Licensed Products in the Territory. As part of the consideration for the assignment, royalty payments shall continue to be paid after the assignment for so long as STAR makes, uses or sells Licensed Products. In the event that STAR does not pay the $1,000,000 by the end of the five-year period, then STAR will not be entitled to take ownership of the Property, and the license would, at the option of the Licensor, become non-exclusive.

7. Territory and Market.

The rights granted to Licensee are worldwide (the "Territory") and for all markets and industries except for the Chicago Metropolitan Area and Michigan. Licensor shall have the right during the term of this License and thereafter to make, use and sell Licensed Products using the Property in those markets.

8. Term.

This Agreement shall commence upon the latest signature date (the "Effective Date"), and shall extend for a period of one hundred years, unless otherwise adjusted pursuant to Section 6 (the "Term"). The Term shall be automatically extended for additional one hundred year renewal periods (the "Automatic Renewal Term"). Said Automatic Renewals shall continue as long as STAR and or its Assigns does not give notification of non-renewal.

9. Consideration

9.1  Royalties. STAR shall pay COOL a royalty on Licensed
     Products sold during the term of this Agreement (the
     "Royalties") in U.S. dollars equal to the result obtained by multiplying:

            (x) ** percent (**%) by (y) Net Receipts.

     Net Receipts is defined as gross revenues received for the sale of Licensed Products less credits for documented returns.

9.2 Reporting and Payment. Within sixty (60) days after the beginning of each calendar quarter, STAR shall calculate and pay to COOL the Royalties that are due on Net Receipts received during the just-concluded calendar quarter; provided, however, that upon termination of this Agreement for any reason, a final payment of Royalties accounting for Net Receipts through the date of termination shall be made within ninety (90) days after termination of this Agreement. Payments of the Royalties shall be accompanied by a report showing in reasonable detail an accounting of the Royalties paid.

9.3 Audit. Licensor shall have the right to audit the books and records of Licensee in order to verify the accuracy of all royalty reports and payments made at least once every calendar year under this Agreement. The audit shall be conducted during normal business hours by a certified public accountant of Licensor's choice and at Licensor's expense. Licensee shall cooperate and provide reasonable access to its books and records for purposes of conducting the audit.

10. Representations and Warranties

10.1 COOL represents and warrants to STAR that:

     a. COOL is the sole owner of all rights, title and interest in and to the Trademarks;

     b. COOL has not assigned, transferred, licensed, pledged or otherwise encumbered any of the Trademarks, or agreed to do so;

     c. COOL has full power and authority to enter into this Agreement and to make the assignments as provided for herein; and

     d. To the best of COOL's knowledge, there are no violations, infringements or misappropriations of any third party's rights (or any claim thereof) by the Trademarks.

11. Confidential Information

Any reports submitted by STAR to COOL pursuant to this Agreement shall be confidential information of STAR and shall be held by COOL in confidence during the term of this Agreement and for three (3) years after its termination for any reason. No other information exchanged between the parties pursuant to this Agreement shall be deemed confidential; provided, however, that the foregoing shall not limit, restrict, amend, waive or otherwise modify any Party's confidentiality obligations pursuant to any other written agreement between the Parties.

12. Trademark Prosecution

12.1 The parties agree that STAR has the sole and exclusive right to prosecute any and all Trademark applications and foreign equivalents of the Trademarks in the U.S. and foreign countries. COOL will cooperate with STAR in obtaining such Trademark rights and STAR will pay all reasonable expenses.

12.2 STAR agrees to mark (and require its sublicensees to mark) any product that it manufactures or sells with a trademark notice in accordance with applicable trademark law and to display such trademark notice that it makes available.

13. Legal Actions

13.1 STAR shall, at its sole discretion, pursue or defend any legal action brought in connection with the subject matter of this Agreement. In the event STAR does not exercise its right to pursue or defend any legal action, Licensor may pursue or defend that action on its own and in its own name. In any legal suit or dispute, COOL and STAR agree to cooperate fully with each other. At the request and expense of STAR or COOL, COOL or STAR will provide access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

13.2 COOL and STAR shall promptly report in writing to STAR or COOL any:

     a. known infringement or suspected infringement of any of the Trademarks, or

     b. known unauthorized use, infringement, suspected infringement, duplication, distribution, unauthorized use or other misappropriation of the Trademarks by a third party of which it becomes aware, and shall provide STAR with any available evidence supporting said infringement, suspected infringement, duplication, distribution, unauthorized use or other misappropriation.

14. General

14.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof. Any dispute arising under this Agreement shall be definitively and finally resolved by arbitration and judgment upon any award of arbitration may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Illinois and be in accordance with the rules of the American Arbitration Association. Any fees and expenses payable to the American Arbitration Association shall be borne by the losing party.

14.2 This Agreement may be assigned or transferred by STAR (by contract, by sale of stock or assets of STAR, or by merger or consolidation or any other legal means). STAR shall require, as term of any such transaction, that the contracting party, assignee or purchaser of the stock or assets, agree in writing to perform STAR's obligations under this Agreement. STAR shall provide COOL with written notice of any such contract, assignment, sale of stock or assets, and upon request from COOL a copy of the provisions of any agreement acknowledging the assignee/purchaser's obligations hereunder.

14.3 If STAR is unable after reasonable efforts to secure COOL's signature to any document it is entitled to under this Agreement, COOL hereby irrevocably designates and appoints STAR and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of COOL, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by COOL.

14.4 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the illegal, invalid or unenforceable provision.

14.5 The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by COOL without STAR's prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental regulation. Nothing in this paragraph is intended to limit STAR from issuing a press release regarding this Agreement.

14.6 This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party (or such party's duly authorized agent) against whom enforcement of any such modification or amendment is sought. Either party may, only by an instrument in writing, waive compliance by the other party regarding any term or provision of this Agreement. The waiver by a party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.7 The parties are independent contractors. Nothing stated in this Agreement shall be deemed to create the relationship of partners, joint venturers, employee-employer or franchiser-franchisee between the parties hereto.

14.8 This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

14.9 This Agreement, and the Exhibits thereto, contains the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements or understandings between the parties as to this subject matter other than those set forth or referred to herein or therein.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement on the date set forth below.


COOL LUC, L.L.C.,                            STAR BEVERAGE, INC.,
an Illinois limited liability company        a  Nevada corporation


By:  /s/ Cliff Benot                         By: /s/ Thomas F. Krucker
Title:    President                          Title:    Chairman

Date:     11/01/02                           Date:     10//24/02

                            EXHIBIT A



Property:

            Copyright Reg. No.                     Name

               VA 999-786               Cool Luc Spring Water, 1L
               VA 999-785               Cool Luc Spring Water, 0.5L
               VA 999-787               Cool Luc Spring Water, 20 oz.



Registered Trademarks:

     U.S. Trademark Reg. No. 2437013
     Mark:  Cool Luc
     Registered: March 20, 2001

     Canadian Trademark Serial No. 1137969
     Mark:  Cool Luc
     Filed:  April 19, 2002